                                  AGREEMENT

     AGREEMENT, entered into as of the    day of June, 1996, by and between
IDM ENVIRONMENTAL CORP. ("IDM"), a New Jersey corporation and ARLE L. PIERRO ("Arle").

                             W I T N E S S E T H:

     WHEREAS, IDM provides a broad array of environmental services and pursuant to such business is constantly seeking other companies, products and services to acquire which will complement its existing services;

     WHEREAS, Arle has rendered, and will render, valuable services (the "Services") to IDM in connection with the identification of companies, products and services which IDM may consider acquiring; and

     WHEREAS, in order to compensate Arle for the Services, and as inducement for providing the Services, IDM and Arle desire to evidence IDM's agreement to pay certain fees to Arle as described herein.

     NOW, THEREFORE, for and in consideration of the foregoing and for the mutual covenants and consideration described herein, the parties hereto agree as follows:


     1. SERVICES. Arle shall assist IDM in identifying companies, products and services, and introducing IDM to persons who may control or have access to such companies, products or services, which may be complementary to the products and services of IDM and which IDM may desire to acquire or otherwise utilize.

     2. FEES. As consideration for Arle rendering the Services to IDM, IDM hereby grants to you an option to purchase from IDM fifty thousand (50,000) shares (the "Option Shares") of IDM's $.001 par value common stock at the price of $3.23125 per share. IDM shall use its best efforts to cause the Option Shares to register with the SEC pursuant to registration on Form S-8 or such other form as may be appropriate in order to permit Arle to realize the cash value of such shares as expeditiously as is reasonable possible.

     3. TERM. The term of this Agreement shall commence on the date hereof and shall expire June 30, 1997 unless the parties hereto elect to extend such term.

     4.     REPRESENTATIONS OF IDM.  IDM represents to Arle that:

     (a) IDM is duly authorized to enter into this Agreement and to carry out the terms set out herein and that execution of this Agreement and carrying out of the terms hereof will not breach any provision of the articles of incorporation or bylaws of IDM or any contracts to which IDM is a party.

     (b) The execution of this Agreement will create a valid and binding obligation on the part of IDM enforceable in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or similar laws.

     5. REPRESENTATIONS OF ARLE L. PIERRO. Arle represents to IDM that the execution of this Agreement and carrying out of the terms hereof will not breach any contracts or other obligations to which Arle is a party.

     6. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     7. ASSIGNMENT AND AMENDMENT. The rights and obligations hereunder may not be assigned and this Agreement may not be amended without the prior written consent of the parties hereto.

     8. INDEMNITIES. IDM shall indemnify Arle from any liability, loss, cost or damage arising as a result of IDM's breach of its obligations under this Agreement. Likewise, Arle shall indemnify IDM from any liability, loss, cost or damage arising as a result of Arle's breach of its obligations under this Agreement.

     9. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed first class, registered, with postage prepaid as follows:

     If to IDM, addressed to:     IDM Environmental Corp.
                                  396 Whitehead Avenue
                                  South River, New Jersey 08882

     If to Arle, addressed to:    5471 Westminster Avenue
                                  Delta, B.C. V4K214

    10. COSTS AND EXPENSES. Each party hereto shall be responsible for its own costs and expenses incurred in connection with the execution and performance of this Agreement; provided, however, that IDM shall be responsible for all costs incurred in connection with the filing of any registration statement.

    11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

    12. DISPUTES. Any disputes arising among the parties with respect to this Agreement shall be settled by arbitration in accordance with the rules then in effect of the American Arbitration Association in South River, New Jersey. The prevailing party in any such disputes shall be entitled to recover all of its reasonable costs and attorneys fees incurred as a result of such dispute.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and the year first written above.

                                       IDM ENVIRONMENTAL CORP.



                                       By:
                                          ---------------------------
                                          Joel Freedman
                                          President



                                       ------------------------------
                                       ARLE L. PIERRO